SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 20, 2013

DESERT HAWK GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

NEVADA	333-169701	82-0230997
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

1290 Holcolm Avenue, Reno, NV	89502
(Address of principal executive offices)	(Zip Code)

7723 N. Morton St., Spokane, WA 99208
(Former name or former address, if changed since last report.)

Registrant’s telephone number, including area code:  (509) 434-8161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

Written communications pursuant to Rule 425 under the Securities Act

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On May 20, 2013, the Board of Directors removed Robert E. Jorgensen as Chief Executive Officer, Chairman of the Board of Directors, Treasurer, and Secretary. In his capacity as Chief Executive Officer and Treasurer, Mr. Jorgensen also served as the Company’s Principal Executive Officer and Principal Financial and Accounting Officer.

On May 20, 2013, the Board of Directors appointed Marianne Havenstrite, wife of Rick Havenstrite, the Company’s President and director, as interim Treasurer. In her capacity as interim Treasurer, Ms. Havenstrite will also serve as the Company’s Principal Financial and Accounting Officer.  Mr. Havenstrite, in his capacity as President, will also serve as the Company’s Principal Executive Officer.  Besides the family relationship described above, there are no other family relationships between any director or executive officer of the Company.

Marianne Havenstrite, age 55, has provided accounting services and has been a part-time employee of the Company since 2011.  In 1980, Ms. Havenstrite received her B.A. in Accounting from the University of Nevada – Reno.  In the past, Ms. Havenstrite has been a CPA.  From 1999 to the present, Ms. Havenstrite and Mr. Havenstrite have owned Overhead Door Co. of Sierra Nevada/Reno, Inc. (“Overhead Door”).  Ms. Havenstrite and Mr. Havenstrite are also managing partners of RMH Overhead, LLC, from which the Company leases office space.

During 2012, we paid $22,846 to Ms. Havenstrite for office/accounting services performed.  Since January 1, 2013, the Company has agreed to pay Ms. Havenstrite $2,000 per month for accounting work performed which amount has been accrued but unpaid.  Ms. Havenstrite does not have a written employment agreement with the Company.

There are no arrangements or understandings between Ms. Havenstrite and any other person pursuant to which Ms. Havenstrite was selected as an officer.

Officers of the Company are to be elected by the Board of Directors at its first meeting after every annual meeting of stockholders.  Each officer holds his office until his successor is elected and qualified or until his earlier resignation or removal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Desert Hawk Gold Corp.

Date:  May 23, 2013

By  /s/ Rick Havenstrite

Rick Havenstrite, President

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